Table of Contents

Exhibit 99.1

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Middleburg, Virginia

FINANCIAL REPORT

DECEMBER 31, 2016

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Middleburg Financial Corporation
Middleburg, Virginia

We have audited the accompanying consolidated balance sheets of Middleburg Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Middleburg Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Middleburg Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2017 expressed an unqualified opinion on the effectiveness of Middleburg Financial Corporation and subsidiaries’ internal control over financial reporting.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 15, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Middleburg Financial Corporation
Middleburg, Virginia

We have audited Middleburg Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Middleburg Financial Corporation and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Middleburg Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016 of Middleburg Financial Corporation and subsidiaries, and our report dated March 15, 2017 expressed an unqualified opinion.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 15, 2017

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share and per share data)
	December 31,
	2016	2015
ASSETS
Cash and due from banks	$6,989	$5,489
Interest bearing deposits with other banks	21,555	33,739
Total cash and cash equivalents	28,544	39,228
Securities held to maturity, fair value of $10,095 and $4,163, respectively	10,683	4,207
Securities available for sale, at fair value	301,567	374,571
Restricted securities, at cost	4,542	6,411
Loans, net of allowance for loan losses of $11,404 and $11,046, respectively	848,693	794,635
Premises and equipment, net	19,021	19,531
Goodwill and identified intangibles, net	3,465	3,636
Other real estate owned, net of valuation allowance	5,073	3,345
Bank owned life insurance	23,925	23,273
Accrued interest receivable and other assets	27,130	26,026
TOTAL ASSETS	$1,272,643	$1,294,863
LIABILITIES
Deposits:
Non-interest bearing demand deposits	$248,567	$235,897
Savings and interest bearing demand deposits	578,851	560,328
Time deposits	225,640	244,575
Total deposits	1,053,058	1,040,800
Securities sold under agreements to repurchase	34,864	26,869
Federal Home Loan Bank borrowings	39,500	85,000
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	13,387	13,485
TOTAL LIABILITIES	1,145,964	1,171,309
Commitments and contingencies
SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized; 7,205,066 and 7,085,217 issued and outstanding, respectively)	17,636	17,330
Capital surplus	45,688	44,155
Retained earnings	64,755	60,392
Accumulated other comprehensive income (loss), net	(1,400)	1,677
TOTAL SHAREHOLDERS' EQUITY	126,679	123,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,272,643	$1,294,863

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
	Years Ended December 31,
	2016	2015	2014
INTEREST INCOME
Interest and fees on loans	$33,795	$32,479	$33,833
Interest and dividends on securities
Taxable	7,406	7,628	6,900
Tax-exempt	1,700	1,803	2,137
Dividends	310	265	293
Interest on deposits with other banks and federal funds sold	164	106	162
Total interest and dividend income	43,375	42,281	43,325
INTEREST EXPENSE
Interest on deposits	3,535	3,462	3,889
Interest on securities sold under agreements to repurchase	3	64	318
Interest on FHLB borrowings and other debt	886	681	1,036
Total interest expense	4,424	4,207	5,243
NET INTEREST INCOME	38,951	38,074	38,082
Provision for loan losses	1,853	2,293	1,960
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	37,098	35,781	36,122
NON-INTEREST INCOME
Service charges on deposit accounts	1,154	1,061	1,163
Trust services income	4,643	4,785	4,362
ATM fee income, net	762	797	739
Gains (losses) on sales of loans held for sale, net	32	(1)	4,860
Gains on sales of securities available for sale, net	1,554	140	186
Commissions on investment sales	555	547	611
Bank owned life insurance	652	656	662
Gain on sale of majority interest in consolidated subsidiary	—	—	24
Other operating income	1,386	1,636	1,659
Total non-interest income	10,738	9,621	14,266
NON-INTEREST EXPENSE
Salaries and employee benefits	18,757	18,435	22,601
Occupancy and equipment	4,881	5,106	6,177
Advertising	200	288	365
Amortization	1,211	1,001	791
Computer operations	2,582	2,337	1,893
Other real estate owned, net	363	284	256
Other taxes	947	915	849
Federal deposit insurance	748	786	899
Audits and exams	589	585	630
Legal and advisory fees	1,202	1,029	1,324
Merger related expenses	1,289	—	—
Other operating expenses	4,190	4,091	4,776
Total non-interest expense	36,959	34,857	40,561
Income before income taxes	10,877	10,545	9,827
Income tax expense	2,813	2,715	2,341
NET INCOME	8,064	7,830	7,486
Net loss attributable to non-controlling interest	—	—	98
Net income attributable to Middleburg Financial Corporation	$8,064	$7,830	$7,584

Earnings per share:
Basic	$1.13	$1.10	$1.07
Diluted	$1.13	$1.09	$1.06

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands)
	Years Ended December 31,
	2016	2015	2014

Net income	$8,064	$7,830	$7,486
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) arising during the period, net of tax of $1,091, $1,037, and ($1,979), respectively	(2,116)	(2,015)	3,841
Reclassification adjustment for gains included in net income, net of tax of $528, $48, and $63, respectively	(1,026)	(92)	(123)
Unrealized gains (losses) on interest rate swaps, net of tax of ($34), $3, and $82, respectively	65	(6)	(160)
Reclassification adjustment for (gain) loss on interest rate swap ineffectiveness included in net income, net of tax of $0, $2 and ($2), respectively	—	(4)	4
Total other comprehensive income (loss)	(3,077)	(2,117)	3,562
Total comprehensive income	4,987	5,713	11,048
Comprehensive loss attributable to non-controlling interest	—	—	98
Comprehensive income attributable to Middleburg Financial Corporation	$4,987	$5,713	$11,146

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Dollars in thousands, except for share and per share data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Non-Controlling Interest	Total
Balance December 31, 2013	$17,403	$44,251	$50,689	$232	$2,498	$115,073

Net income	—	—	7,584	—	(98)	7,486
Other comprehensive income, net of tax	—	—	—	3,562	—	3,562
Cash dividends – ($0.34 per share)	—	—	(2,419)	—	—	(2,419)
Sale of majority interest in consolidated subsidiary	—	—	—	—	(2,400)	(2,400)
Restricted stock vesting (15,425 shares)	39	(39)	—	—	—	—
Repurchase of restricted stock (4,732 shares)	(12)	(113)	—	—	—	(125)
Exercise of stock options (25,501 shares)	64	330	—	—	—	394
Share-based compensation	—	463	—	—	—	463
Balance December 31, 2014	$17,494	$44,892	$55,854	$3,794	$—	$122,034

Net income	—	—	7,830	—	—	7,830
Other comprehensive loss, net of tax	—	—	—	(2,117)	—	(2,117)
Cash dividends – ($0.46 per share)	—	—	(3,292)	—	—	(3,292)
Restricted stock vesting (16,359 shares)	41	(41)	—	—	—	—
Repurchase of restricted stock (4,576 shares)	(11)	(72)	—	—	—	(83)
Share-based compensation	—	605	—	—	—	605
Repurchase of common stock (77,500 shares)	(194)	(1,229)	—	—	—	(1,423)
Balance December 31, 2015	$17,330	$44,155	$60,392	$1,677	$—	$123,554

Net income	—	—	8,064	—	—	8,064
Other comprehensive loss, net of tax	—	—	—	(3,077)	—	(3,077)
Cash dividends – ($0.52 per share)	—	—	(3,701)	—	—	(3,701)
Restricted stock vesting (53,908 shares)	135	(135)	—	—	—	—
Repurchase of restricted stock (15,351 shares)	(38)	(315)	—	—	—	(353)
Share-based compensation	—	939	—	—	—	939
Exercise of stock options (6,650 shares)	16	76	—	—	—	92
Exercise of stock warrant (104,101 shares)	260	1,390	—	—	—	1,650
Repurchase of common stock (26,800 shares)	(67)	(422)	—	—	—	(489)
Balance December 31, 2016	$17,636	$45,688	$64,755	$(1,400)	$—	$126,679

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Cash Flows From Operating Activities
Net income	$8,064	$7,830	$7,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,584	2,352	2,339
Provision for loan losses	1,853	2,293	1,960
Gains on sales of securities available for sale, net	(1,554)	(140)	(186)
Loss on disposal of assets, net	115	67	59
Originations of mortgage loans held for sale	(3,346)	(1,597)	—
Proceeds from sales of mortgage loans held for sale	3,378	1,596	38,035
(Gains) losses on sales of mortgage loans held for sale, net	(32)	1	(4,860)
Premium amortization on securities, net	4,956	4,042	2,981
Deferred income tax expense	746	109	1,181
Gain on sale of majority interest in consolidated subsidiary	—	—	(24)
Share-based compensation	925	605	426
(Gains) losses on sales of other real estate owned, net	(66)	100	14
Valuation adjustments on other real estate owned	310	79	(3)
Valuation adjustments on other assets held for sale	200	—	200
Increase in bank owned life insurance cash surrender value	(652)	(656)	(662)
Changes in assets and liabilities:
Increase in other assets	(1,406)	(4,826)	(2,604)
Increase (decrease) in other liabilities	(98)	448	2,447
Net cash provided by operating activities	$15,977	$12,303	$48,789
Cash Flows from Investing Activities
Proceeds from maturity, calls, principal repayments and sales of securities available for sale	155,485	106,154	132,286
Proceeds from maturity, calls, and principal repayments of held to maturity	44	43	—
Purchases of securities held to maturity	(6,520)	(2,750)	(1,500)
Purchases of securities available for sale	(90,644)	(139,556)	(149,287)
(Purchases) redemptions of restricted stock, net	1,869	(1,132)	1,501
(Purchases) sales of bank premises and equipment, net	(978)	(2,137)	321
Loan originations, net	(26,687)	(13,941)	(5,748)
Proceeds from sales of loans	4,412	1,124	5,492
Purchases of loans	(36,321)	(42,035)	(34,042)
Proceeds from sale of majority interest in consolidated subsidiary, net	—	—	3,618
Proceeds from sale of other real estate owned and repossessed assets	713	893	2,666
Net cash provided by (used in) investing activities	$1,373	$(93,337)	$(44,693)
Cash Flows from Financing Activities
Increase in demand, interest-bearing demand and savings deposits	$31,193	$56,083	$25,686
Decrease in certificates of deposit	(18,935)	(4,363)	(19,002)
Increase (decrease) in securities sold under agreements to repurchase	7,995	(11,682)	4,012
Increase (decrease) in FHLB borrowings	(45,500)	30,000	(25,000)
Payment of dividends on common stock	(3,701)	(3,292)	(2,419)
Proceeds from exercise of options and warrant	1,742	—	394
Excess tax benefit on share-based compensation	14	—	37
Repurchases of common stock	(842)	(1,506)	(125)
Net cash provided by (used in) provided by financing activities	$(28,034)	$65,240	$(16,417)
Decrease in cash and cash equivalents	(10,684)	(15,794)	(12,321)
Cash and cash equivalents at beginning of year	39,228	55,022	67,343
Cash and cash equivalents at end of year	$28,544	$39,228	$55,022
Supplemental Disclosures of Cash Flow Information
Interest paid	$4,447	$4,200	$5,341
Income taxes	$1,525	$3,710	$800
Supplemental Disclosure of Non-Cash Transactions
Unrealized gains (losses) on securities available for sale	$(4,761)	$(3,192)	$5,634
Change in market value of interest rate swaps	$99	$(15)	$(236)
Transfer of loans to other real estate owned and repossessed assets	$2,645	$984	$4,438
Transfer of other real estate owned to premises and equipment	$—	$697	$—

See accompanying notes to the consolidated financial statements.

Table of Contents

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1.	Nature of Banking Activities and Significant Accounting Policies

Middleburg Financial Corporation (the “Company”) is a bank holding company and through its banking subsidiary, Middleburg Bank, grants commercial, financial, agricultural, residential and consumer loans to customers principally in Loudoun County, Fauquier County and Fairfax County, Virginia as well as the City of Williamsburg and the City of Richmond.  The loan portfolio is well diversified and generally is collateralized by assets of the borrowers.  The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.  Middleburg Trust Company is a non-banking subsidiary of Middleburg Financial Corporation which offers a comprehensive range of fiduciary and investment management services to individuals and businesses.  On May 15, 2014, Middleburg Financial Corporation, through its banking subsidiary, Middleburg Bank, sold all of its majority interest in Southern Trust Mortgage LLC, which originated and sold mortgages secured by personal residences primarily in the southeastern United States.

The accounting and reporting policies of the Company conform to U. S. generally accepted accounting principles and to accepted practices within the banking industry.

Pending Merger with Access National Corporation
On October 24, 2016, the Company and Access National Corporation (“Access”) announced a definitive agreement to combine in a strategic merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Access (the “Merger”). As a result of the Merger, the holders of shares of the Company's common stock will receive 1.3314 shares of Access common stock for each share of the Company's common stock held immediately prior to the effective date of the Merger. The transaction is expected to be completed in the second quarter of 2017, subject to approval of both companies' shareholders, regulatory approvals and other customary closing conditions.

Principles of Consolidation
The consolidated financial statements of Middleburg Financial Corporation and its wholly owned subsidiaries, Middleburg Bank, Middleburg Investment Group, Inc., Middleburg Trust Company and Middleburg Bank Service Corporation include the accounts of all companies.  Through May 15, 2014, the Company owned 62.3% of the issued and outstanding membership interest units of Southern Trust Mortgage, through its subsidiary, Middleburg Bank.  Accounting Standards Codification Topic 810, Consolidation, requires that the Company no longer eliminate through consolidation the equity investment in MFC Capital Trust II, which was $155,000 at December 31, 2016 and 2015.  The subordinated debt of the trust preferred entity is reflected as a liability of the Company.  All material intercompany balances and transactions have been eliminated in consolidation.

Securities
Certain debt securities that management has the positive intent and ability to hold until maturity are classified as "held-to-maturity" and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Equity investments in the Federal Home Loan Bank of Atlanta ("FHLB") and the Federal Reserve Bank of Richmond ("FRB") are separately classified as restricted securities and are carried at cost.

Impairment of securities occurs when the fair value of a security is less than its amortized cost.  For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the intent is to sell the security or (ii) it is more likely than not that it will be necessary to sell the security prior to recovery of its amortized cost.  If, however, management’s intent is not to sell the security and it is not more than likely that management will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security.  If there is no credit loss, there is no other-than-temporary impairment.  If there is a credit loss, other-than-temporary impairment exists and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income (loss).

For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of fair value.  Other-than-temporary impairment of an equity security results in a write-down that must be included in income.  We regularly review each security for other-than-temporary impairment based on criteria that includes the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, our best estimate of the present value of cash flows expected to be collected from debt securities, the intention with regards to holding the security to maturity and the likelihood that we would be required to sell the security before recovery.

Loans
The Company grants mortgage, commercial, and consumer loans to clients.  The loan portfolio is segmented into commercial loans, real estate loans, and consumer loans.  Real estate loans are further divided into the following classes:  construction; farmland; 1-4 family residential; and other real estate loans.  Descriptions of the Company’s loan classes are as follows:

Commercial Loans: Commercial loans are typically secured with non-real estate commercial property.  The Company makes commercial loans primarily to middle market businesses located within our market area.

Real Estate Loans – Construction: The Company originates construction loans for the acquisition and development of land and construction of condominiums, townhomes, and 1-4 family residences. This class also includes acquisition, development and construction loans for retail and other commercial purposes, primarily in our market areas.

Real Estate Loans- Farmland:  Loans secured by agricultural property and not included in Real Estate – Other.

Real Estate Loans – 1-4 Family:  This class of loans includes loans secured by 1-4 family homes.  The Company’s general practice is to sell the majority of its newly originated fixed-rate residential real estate loans in the secondary mortgage market, and to hold in its portfolio adjustable rate residential real estate loans and loans in close proximity to its financial service centers.

Real Estate Loans – Other: This loan class consists primarily of loans secured by multi-unit residential property and owner and non-owner occupied commercial and industrial property.  This class also includes loans secured by real estate which do not fall into other classifications.

Consumer Loans: Consumer loans include all loans made to individuals for consumer or personal purposes.  They include new and used auto loans, unsecured loans, and lines of credit.

The ability of the debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
For all classes of loans, the Company considers loans to be past due when a payment is not received by the payment due date according to the contractual terms of the loan.  The Company monitors past due loans according to the following categories: less than 30 days past due, 30 – 59 days past due, 60 – 89 days past due, and 90 days or greater past due. The accrual of interest on all classes of loans is discontinued at the time the loans are 90 days delinquent unless they are well-secured and in the process of collection.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Deferred fees and costs include discounts and premiums on syndicated and guaranteed loans purchased. Interest income is accrued on the unpaid principal balance.  Loan origination and commitment fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the loan yield over the life of the related loan.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses
The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date.  Management uses a disciplined process and methodology to establish the allowance for loan losses each quarter.  To determine the total allowance for loan losses, the Company estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis.  The allowance for loan losses consists of amounts applicable to:  (i) the commercial loan portfolio; (ii) the real estate portfolio; and (iii) the consumer loan portfolio.

To determine the allowance for loan losses, loans are pooled by portfolio segment and losses are modeled using historical experience, and quantitative and other mathematical techniques over the loss emergence period.  Each class of loan requires exercising significant judgment to determine the estimation that fits the credit risk characteristics of its portfolio segment.  The Company uses internally developed models in this process.  Management must use judgment in establishing additional input metrics for the modeling processes.  The models and assumptions used to determine the allowance are reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end user controls are appropriate and properly documented.

The establishment of the allowance for loan losses relies on a consistent process that requires multiple layers of management review and judgment and responds to changes in economic conditions, customer behavior, and collateral value, among other influences.  From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the allowance for loan losses.  Qualitative factors considered in the allowance for loan losses evaluation include the levels and trends in delinquencies and nonperforming loans, trends in volume and terms of loans, the effects of any changes in lending policies, the experience, ability, and depth of management, national and local economic trends and conditions, concentrations of credit, the quality of the Company’s loan review system, competition and regulatory requirements.  The Company’s allowance for loan losses is sensitive to risk ratings, economic assumptions and delinquency trends driving statistically modeled reserves.  Individual loan risk ratings are evaluated based on each situation by experienced senior credit officers.

Management monitors differences between estimated and actual incurred loan losses.  This monitoring process includes periodic assessments by senior management of loan portfolios and the models used to estimate incurred losses in those portfolios.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Credit exposures deemed to be uncollectible are charged against the allowance for loan losses.  Recoveries of previously charged-off amounts are credited to the allowance for loans losses.

Loan Charge-off Policies
Commercial and consumer loans are generally charged off when:
•they are 90 days past due;
•the collateral is repossessed; or
•the borrower has filed bankruptcy.

All classes of real estate loans are charged down to the net realizable value when the Company determines that the sole source of repayment is liquidation of the collateral.

Impaired Loans
For all classes of loans, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

For all classes of loans, impairment is measured on a loan-by-loan basis by comparing the loan balance to either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Any variance in values is charged-off when determined.

Troubled Debt Restructurings
A troubled debt restructuring ("TDR") occurs in situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider. Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status.  These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.  In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. All identified TDRs are considered to be impaired loans.

Management considers troubled debt restructurings and subsequent defaults of restructured loans in the determination of the adequacy of the Company's allowance for loan losses. When identified as a TDR, a loan is evaluated for potential loss as noted above for impaired loans. Loans identified as TDRs frequently are on nonaccrual status at the time of the restructuring and, in some cases, partial charge-offs may have already been taken against the loan and a specific reserve may have already been established for the loan. As a result of any modification as a TDR, the specific reserve associated with the loan may be increased.

Additionally, loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future defaults. If loans modified in a TDR subsequently default, the Company evaluates them for possible further impairment. As a result, any specific reserve may be increased, adjustments may be made in the allocation of the total allowance balance, or partial charge-offs may be taken to further write-down the carrying value of the loan. Management exercises significant judgment in developing estimates for potential losses associated with TDRs.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. The fair value of mortgage loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities, and credit quality and fair value of loans committed at year-end.

Premises and Equipment
Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Depreciation of property and equipment is computed principally on the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10-40
Furniture and equipment	3-15

Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized.  Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in income.

Other Real Estate Owned and Repossessed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure. Subsequent to foreclosure, management periodically performs valuations of the foreclosed assets based on updated appraisals, general market conditions, recent sales of like properties, length of time the properties have been held, and our ability and intention with regard to continued ownership of the properties. The Company may incur additional write-downs of foreclosed assets to fair value less costs to sell if valuations indicate a further deterioration in market conditions. Revenue and expenses from operations and changes in the property valuations are included in net expenses from foreclosed assets and improvements are capitalized.

Goodwill and Intangible Assets
With the adoption of Accounting Standards Update (ASU) 2011-08, "Intangible-Goodwill and Other-Testing Goodwill for Impairment", the Company is no longer required to perform a test for impairment unless, based on an assessment of qualitative factors related to goodwill, the Company determines that it is more likely than not that the fair value is less than its carrying amount. If the likelihood of impairment is more than 50%, the Company must perform a test for impairment and may be required to record impairment charges.

Additionally, acquired intangible assets (customer relationships) are separately recognized and amortized over their useful life of 15 years.

Bank-Owned Life Insurance
The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset increases in the costs of various fringe benefit plans, including healthcare. The cash surrender value of these policies is included as an asset on the consolidated balance sheets, and any increase in cash surrender value is recorded as non-interest income on the consolidated statements of income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit which would be recorded as other income.

Income Taxes
Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority.  The portion of the benefits associated with tax positions taken that exceeds the amount measured, as described above, is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of income. No liabilities for unrecognized tax benefits have been recognized as of December 31, 2016 or 2015.

Trust Company Assets
Securities and other properties held by Middleburg Trust Company in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.

Earnings Per Share
Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period.  Nonvested restricted shares are included in basic earnings per share because of dividend participation rights. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  As of December 31, 2016 potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from other banks and federal funds sold. Generally, federal funds are sold and purchased for one-day periods.

Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, impairment of goodwill and intangible assets, valuation of other real estate owned, and other-than-temporary impairment of securities.

Advertising Costs
The Company follows the policy of charging the costs of advertising to expense as incurred.

Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, and changes in the fair value of interest rate swaps, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.  The Company does not account for repurchase agreement transactions as sales.  All repurchase agreement transactions entered into by the Company are accounted for as collateralized financings. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Derivative Financial Instruments
The Company utilizes derivative financial instruments as a part of its asset-liability management program to control exposure to interest rate changes and fluctuations in market values and cash flows associated with certain financial instruments. The Company accounts for derivatives in accordance with ASC 815, "Derivatives and Hedging". Under current guidance, derivative transactions are classified as either cash flow hedges or fair value hedges or they are not designated as hedging instruments. The Company designates each transaction at its inception.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions.  This process includes linking all derivatives that are designated as fair value hedges or cash flow hedges to specific assets or liabilities on the balance sheet.  The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

As of December 31, 2016, the Company had both fair value and cash flow hedges on its balance sheet as well as derivative financial instruments that have not been designated as hedging instruments.  The derivatives are reported at fair value as of each balance sheet date. For designated cash flow hedges, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the income statement when the hedged item affects earnings.  Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings as are changes in market value of derivatives not designated as hedging instruments.

Information concerning each of the Company's categories of derivatives as of December 31, 2016 and 2015 is presented in Note 24 to the consolidated financial statements.

Reclassifications
Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. No reclassifications were significant and there was no effect on net income.

Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Share-Based Employee Compensation Plan
At December 31, 2016, the Company had a share-based employee compensation plan which is described more fully in Note 8 to the consolidated financial statements. Compensation cost relating to share-based payment transactions is recognized in the consolidated financial statements.  That cost is measured based on the fair value of the equity instruments issued and recognized over the applicable vesting period.  The Company recognized $925,000, $605,000, and $426,000 in compensation expense during 2016, 2015, and 2014, respectively.

Recent Accounting Pronouncements
In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This update is intended to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management is required under the new guidance to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued when preparing financial statements for each interim and annual reporting period. If conditions or events are identified, the ASU specifies the process that must be followed by management and also clarifies the timing and content of going concern footnote disclosures in order to reduce diversity in practice. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have a material impact on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in ASU 2016-01, among other things: 1) Requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. 2) Requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 3) Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables). 4) Eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently assessing the impact that ASU 2016-01 will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact that ASU 2016-02 will have on its consolidated financial statements.

During March 2016, the FASB issued ASU No. 2016-05, “Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships.” The amendments in this ASU clarify that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria remain intact. The amendments are effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-05 to have a material impact on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-07, “Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting.” The amendments in this ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. In addition, the amendments in this ASU require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income (loss) at the date the investment becomes qualified for use of the equity method. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The Company does not expect the adoption of ASU 2016-07 to have a material impact on its consolidated financial statements.

During March 2016, the FASB issued ASU No. 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The amendments in this ASU simplify several aspects of the accounting for share-based payment award transactions including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The amendments are effective for public companies for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently assessing the impact that ASU 2016-09 will have on its consolidated financial statements.

During June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this ASU are effective for SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently assessing the impact that ASU 2016-13 will have on its consolidated financial statements.

During August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements.

During January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business-inputs, processes, and outputs. While an integrated set of assets and activities (collectively referred to as a “set”) that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in this ASU provide a screen to determine when a set is not a business. If the screen is not met, the amendments (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The ASU provides a framework to assist entities in evaluating whether both an input and a substantive process are present. The amendments in this ASU are effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The amendments in this ASU should be applied prospectively on or after the effective date. No disclosures are required at transition. The Company does not expect the adoption of ASU 2017-01 to have a material impact on its consolidated financial statements.

During January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The amendments in this ASU simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Public business entities that are U.S. Securities and Exchange Commission (SEC) filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Public business entities that are not SEC filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.

Note 2.	Securities

Amortized costs and fair values of securities being held to maturity as of December 31, 2016 and 2015, are summarized as follows:

	December 31, 2016
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity
Obligations of states and political subdivisions	$6,433	$—	$(594)	$5,839
Corporate securities	4,250	21	(15)	4,256
Total	$10,683	$21	$(609)	$10,095

	December 31, 2015
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity
Obligations of states and political subdivisions	$1,457	$—	$(38)	$1,419
Corporate securities	2,750	24	(30)	2,744
Total	$4,207	$24	$(68)	$4,163

The amortized cost and fair value of securities being held to maturity as of December 31, 2016, by contractual maturity are shown below.

	December 31, 2016
(Dollars in thousands)	Amortized Cost	Fair Value
Held to Maturity
Due after five years through ten years	$4,250	$4,256
Due after ten years	6,433	5,839
Total	$10,683	$10,095

Amortized costs and fair values of securities available for sale as of December 31, 2016 and 2015, are summarized as follows:

	December 31, 2016
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$73,546	$209	$(571)	$73,184
Obligations of states and political subdivisions	62,896	1,019	(542)	63,373
Mortgage-backed securities:
Agency	98,549	646	(1,144)	98,051
Non-agency	9,991	16	(74)	9,933
Other asset backed securities	41,860	361	(616)	41,605
Corporate securities	16,648	—	(1,227)	15,421
Total	$303,490	$2,251	$(4,174)	$301,567

	December 31, 2015
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$79,005	$315	$(380)	$78,940
Obligations of states and political subdivisions	74,071	1,956	(434)	75,593
Mortgage-backed securities:
Agency	129,360	3,046	(745)	131,661
Non-agency	12,782	33	(38)	12,777
Other asset backed securities	58,958	426	(603)	58,781
Corporate securities	17,557	22	(760)	16,819
Total	$371,733	$5,798	$(2,960)	$374,571

The amortized cost and fair value of securities available for sale as of December 31, 2016, by contractual maturity are shown below.  Maturities may differ from contractual maturities in corporate and mortgage-backed securities because the securities and mortgages underlying the securities may be called or repaid without any penalties.  Therefore, these securities are not included in the maturity categories in the following maturity summary.

	December 31, 2016
(Dollars in thousands)	Amortized Cost	Fair Value
Available for Sale
Due in one year or less	$777	$777
Due after one year through five years	9,020	9,219
Due after five years through ten years	25,004	24,174
Due after ten years	118,289	117,808
Mortgage-backed securities	108,540	107,984
Other asset backed securities	41,860	41,605
Total	$303,490	$301,567

Proceeds from sales of securities available for sale during 2016, 2015, and 2014 were $79.3 million, $11.6 million, and $58.9 million, respectively.  Proceeds from calls and principal repayments of securities available for sale during 2016, 2015, and 2014 were $76.2 million, $89.9 million and $73.4 million, respectively. Gross gains on sales and calls of securities available for sale were $1.5 million, and $49,000 in 2016, respectively, $172,000 and $5,000 in 2015, respectively and $770,000 and none in 2014, respectively. Gross losses on sales and calls of securities available for sale were $28,000, and $9,000 in 2016, respectively, $37,000 and none in 2015, respectively and $584,000 and none in 2014 respectively. There were no losses recognized for impaired securities in 2016, 2015, and 2014. The tax expense applicable to these net realized gains amounted to $528,000, $48,000, and $63,000, for 2016, 2015 and 2014, respectively.

The carrying value of securities pledged to qualify for fiduciary powers, to secure public monies and for other purposes as required by law amounted to $115.7 million and $113.1 million at December 31, 2016 and 2015, respectively.

At December 31, 2016 and 2015, investments in an unrealized loss position that are temporarily impaired are as follows:

(Dollars in thousands)	Less than Twelve Months		Twelve Months or Greater		Total
2016	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held to Maturity
Obligations of states and political subdivisions	$5,839	$(594)	$—	$—	$5,839	$(594)
Corporate securities	1,485	(15)	—	—	1,485	(15)
Total	$7,324	$(609)	$—	$—	$7,324	$(609)

Available for Sale
U.S. government agencies	$46,700	$(495)	$7,174	$(76)	$53,874	$(571)
Obligations of states and political subdivisions	12,670	(257)	6,968	(285)	19,638	(542)
Mortgage-backed securities:
Agency	51,018	(634)	13,020	(510)	64,038	(1,144)
Non-agency	5,379	(68)	1,944	(6)	7,323	(74)
Other asset backed securities	7,007	(284)	16,388	(332)	23,395	(616)
Corporate securities	5,912	(241)	9,262	(986)	15,174	(1,227)
Total	$128,686	$(1,979)	$54,756	$(2,195)	$183,442	$(4,174)

(Dollars in thousands)	Less than Twelve Months		Twelve Months or Greater		Total
2015	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held to Maturity
Obligations of states and political subdivisions	$1,419	$(38)	$—	$—	$1,419	$(38)
Corporate securities	1,970	(30)	—	—	1,970	(30)
Total	$3,389	$(68)	$—	$—	$3,389	$(68)

Available for Sale
U.S. government agencies	$46,000	$(304)	$4,223	$(76)	$50,223	$(380)
Obligations of states and political subdivisions	16,559	(324)	1,082	(110)	17,641	(434)
Mortgage-backed securities:
Agency	27,627	(402)	9,911	(343)	37,538	(745)
Non-agency	7,842	(37)	671	(1)	8,513	(38)
Other asset backed securities	25,399	(276)	12,037	(327)	37,436	(603)
Corporate securities	10,740	(378)	4,866	(382)	15,606	(760)
Total	$134,167	$(1,721)	$32,790	$(1,239)	$166,957	$(2,960)

A total of 256 securities have been identified by the Company as temporarily impaired at December 31, 2016.  Of the 256 securities, 251 are investment grade and five are speculative grade.  Market prices change daily and are affected by conditions beyond the control of the Company.  Although the Company has the ability to hold these securities until the temporary loss is recovered, decisions by management may necessitate a sale before the loss is fully recovered.  No such sales were anticipated or required as of December 31, 2016.  Investment decisions reflect the strategic asset/liability objectives of the Company.  The investment portfolio is analyzed frequently by the Company and managed to provide an overall positive impact to the Company’s income statement and balance sheet.

Other-than-temporary impairment losses
At December 31, 2016, the Company evaluated the investment portfolio for possible other-than-temporary impairment losses and concluded that no adverse change in cash flows occurred and did not consider any portfolio securities to be other-than-temporarily impaired.  Based on this analysis and because the Company does not intend to sell securities in an unrealized loss position and it is more likely than not the Company will not be required to sell any securities before recovery of amortized cost basis, which may be at maturity, the Company does not consider any portfolio securities to be other-than-temporarily impaired. For debt securities related to corporate securities, the Company determined that there was no other adverse change in the cash flows as viewed by a market participant; therefore, the Company does not consider the investments in these assets to be other-than-temporarily impaired at December 31, 2016.  However, there is a risk that the Company’s continuing reviews could result in recognition of other-than-temporary impairment charges in the future. For the years ended December 31, 2016, 2015, and 2014, no credit related impairment losses were recognized by the Company.

Restricted securities
The Company’s investment in FHLB stock totaled $2.8 million and $4.7 million at December 31, 2016 and 2015, respectively.  FHLB stock is generally viewed as a long-term investment and as a restricted security which is carried at cost because there is no market for the stock other than the FHLB or member institutions.  Therefore, when evaluating FHLB stock for impairment, its value is based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value.  The Company does not consider this investment to be other-than-temporarily impaired at December 31, 2016, and no impairment has been recognized.  FHLB stock is shown in restricted securities on the consolidated balance sheets and is not part of the available for sale portfolio.

The Company also had an investment in FRB stock which totaled $1.7 million at December 31, 2016 and 2015, respectively. The investment in FRB stock is a required investment and is carried at cost since there is no ready market. The Company does not consider this investment to be other-than-temporarily impaired at December 31, 2016 and no impairment has been recognized. FRB stock is shown in the restricted securities line item on the consolidated balance sheets and is not part of the available for sale securities portfolio.

Note 3.	Loans, Net

The Company segregates its loan portfolio into three primary loan segments:  Real Estate Loans, Commercial Loans, and Consumer Loans.  Real estate loans are further segregated into the following classes: construction loans, loans secured by farmland, loans secured by 1-4 family residential real estate, and other real estate loans.  Other real estate loans include commercial real estate loans.  The consolidated loan portfolio was composed of the following:

	2016		2015
(Dollars in thousands)	Outstanding Balance	Percent of Total Portfolio	Outstanding Balance	Percent of Total Portfolio
Real estate loans:
Construction	$35,627	4.1%	$39,673	4.9%
Secured by farmland	16,768	2.0	19,062	2.4
Secured by 1-4 family residential	314,045	36.5	280,096	34.8
Other real estate loans	283,613	33.0	258,035	32.0
Commercial loans	190,767	22.2	190,482	23.6
Consumer loans	19,277	2.2	18,333	2.3
Total Gross Loans (1)	860,097	100.0%	805,681	100.0%
Less allowance for loan losses	11,404		11,046
Net loans	$848,693		$794,635

(1)	Includes net deferred loan costs and premiums of $3.3 million and $3.5 million, respectively.

The Company had no mortgages held for sale at December 31, 2016 and 2015.

During the year ended December 31, 2016, net proceeds received on the sale of $4.3 million in four problem loans totaled $4.4 million, resulting in a net recovery of $127,000 of amounts previously charged-off related to those loans. These loans were sold on a non-recourse basis. Of this amount, $1.2 million were on nonaccrual status, as well as 28 loans with no outstanding recorded investment as they had been fully charged-off in prior periods. There were $339,000 in specific reserves associated with these loans. During the year ended December 31, 2015, the Company received net proceeds of $1.1 million on the sale of $1.0 million in portfolio loans on a non-recourse basis, resulting in a net recovery of $100,000 of amounts previously charged-off related to those loans. Of this amount, $1.0 million were on nonaccrual status and were classified as TDRs. There were no specific reserves associated with these loans.

The following tables present a contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2016 and December 31, 2015, respectively:

	December 31, 2016
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans
Real estate loans:
Construction	$—	$—	$—	$—	$35,627	$35,627
Secured by farmland	—	199	—	199	16,569	16,768
Secured by 1-4 family residential	—	—	514	514	313,531	314,045
Other real estate loans	312	—	2,104	2,416	281,197	283,613
Commercial loans	146	10	2,518	2,674	188,093	190,767
Consumer loans	88	4	1,871	1,963	17,314	19,277
Total	$546	$213	$7,007	$7,766	$852,331	$860,097

	December 31, 2015
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans
Real estate loans:
Construction	$69	$—	$—	$69	$39,604	$39,673
Secured by farmland	—	—	—	—	19,062	19,062
Secured by 1-4 family residential	259	—	1,117	1,376	278,720	280,096
Other real estate loans	325	—	248	573	257,462	258,035
Commercial loans	1,242	15	31	1,288	189,194	190,482
Consumer loans	4	17	—	21	18,312	18,333
Total	$1,899	$32	$1,396	$3,327	$802,354	$805,681

The following table presents the recorded investment in nonaccrual loans and loans past due ninety days or more and still accruing by class of loans as of December 31, 2016 and 2015, respectively:

	2016		2015
(Dollars in thousands)	Nonaccrual	Past due 90 days or more and still accruing	Nonaccrual	Past due 90 days or more and still accruing
Real estate loans:
Construction	$29	$—	$204	$—
Secured by 1-4 family residential	296	303	4,460	—
Other real estate loans	1,976	128	1,186	248
Commercial loans	4,187	350	1,036	30
Consumer loans	1,871	—	1,898	—
Total	$8,359	$781	$8,784	$278

If interest on nonaccrual loans had been accrued, such income would have approximated $362,000, $342,000, and $544,000 for the years ended December 31, 2016, 2015, and 2014, respectively. The Company sold $4.3 million and $1.0 million in loans during 2016 and 2015, respectively, of which, $1.2 million and $1.0 million were on nonaccrual status, respectively.

The Company utilizes an internal asset classification system as a means of measuring and monitoring credit risk in the loan portfolio.  Under the Company’s classification system, problem and potential problem loans are classified as “Special Mention”, “Substandard”, and “Doubtful”.

Special Mention:  Loans with potential weaknesses that deserve management’s close attention.  If left uncorrected, the potential weaknesses may result in the deterioration of the repayment prospects for the credit.

Substandard:  Loans with well-defined weaknesses that jeopardize the liquidation of the debt.  Either the paying capacity of the borrower or the value of the collateral may be inadequate to protect the Company from potential losses.

Doubtful:  Loans with a very high possibility of loss.  However, because of important and reasonably specific pending factors, classification as a loss is deferred until a more exact status may be determined.

Loss: Loans are deemed uncollectible and are charged off immediately.

The following tables present the recorded investment in loans by class of loan that have been classified according to the internal classification system as of December 31, 2016 and 2015, respectively:

December 31, 2016
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Pass	$30,065	$8,796	$310,233	$274,591	$185,030	$17,342	$826,057
Special Mention	5,534	—	932	2,287	1,390	25	10,168
Substandard	28	7,972	2,584	4,759	2,179	1,909	19,431
Doubtful	—	—	125	1,976	2,168	—	4,269
Loss	—	—	171	—	—	1	172
Ending Balance	$35,627	$16,768	$314,045	$283,613	$190,767	$19,277	$860,097

December 31, 2015
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Pass	$30,114	$10,566	$271,721	$243,768	$183,532	$16,347	$756,048
Special Mention	9,024	—	896	7,254	3,638	42	20,854
Substandard	535	8,496	6,818	5,827	2,301	1,943	25,920
Doubtful	—	—	661	1,186	1,011	—	2,858
Loss	—	—	—	—	—	1	1
Ending Balance	$39,673	$19,062	$280,096	$258,035	$190,482	$18,333	$805,681

The following tables present loans individually evaluated for impairment by class of loan as of and for the year ended December 31, 2016 and 2015:

	December 31, 2016
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Construction	$28	$28	$—	$28	$—
Secured by farmland	7,972	7,972	—	7,951	239
Secured by 1-4 family residential	72	108	—	72	2
Other real estate loans	1,976	1,976	—	1,976	—
Commercial loans	585	3,585	—	706	16
Consumer loans	—	—	—	—	—
Total with no related allowance	$10,633	$13,669	$—	$10,733	$257
With an allowance recorded:
Real estate loans:
Construction	$—	$—	$—	$—	$—
Secured by farmland	—	—	—	—	—
Secured by 1-4 family residential	1,275	1,326	251	1,239	49
Other real estate loans	2,971	2,971	206	2,975	151
Commercial loans	4,019	4,019	2,539	5,088	—
Consumer loans	1,871	1,871	842	1,871	—
Total with a related allowance	$10,136	$10,187	$3,838	$11,173	$200
Total	$20,769	$23,856	$3,838	$21,906	$457

	December 31, 2015
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Construction	$100	$100	$—	$106	$—
Secured by farmland	7,903	7,903	—	7,903	237
Secured by 1-4 family residential	701	736	—	703	—
Other real estate loans	—	—	—	—	—
Commercial loans	458	493	—	490	17
Consumer loans	—	—	—	—	—
Total with no related allowance	$9,162	$9,232	$—	$9,202	$254
With an allowance recorded:
Real estate loans:
Construction	$103	$103	$53	$109	$—
Secured by farmland	—	—	—	—	—
Secured by 1-4 family residential	4,426	4,478	1,120	4,547	27
Other real estate loans	4,196	4,196	464	4,224	157
Commercial loans	1,059	4,059	27	2,315	100
Consumer loans	1,898	1,898	1,000	2,449	—
Total with a related allowance	$11,682	$14,734	$2,664	$13,644	$284
Total	$20,844	$23,966	$2,664	$22,846	$538

The “Recorded Investment” amounts in the table above represent the outstanding principal balance net of charge-offs and nonaccrual payments of interest applied to principal on each loan represented in the table.  The “Unpaid Principal Balance” represents the outstanding principal balance on each loan represented in the table plus any amounts that have been charged-off on each loan and nonaccrual payments applied to principal.

Included in certain loan categories of impaired loans are troubled debt restructurings (“TDRs”). The total balance of TDRs at December 31, 2016 was $14.4 million of which $2.0 million were included in the Company’s nonaccrual loan totals at that date and $12.4 million represented loans performing as agreed according to the restructured terms. This compares with $15.5 million in total restructured loans at December 31, 2015.  The amount of the valuation allowance related to TDRs was $1.1 million and $1.6 million as of December 31, 2016 and 2015 respectively.

Loan modifications that were classified as TDRs during the years ended December 31, 2016 and 2015 were as follows:

	Year Ended December 31,
(Dollars in thousands)	2016			2015
Class of Loan	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Construction	1	$38	$38	—	$—	$—
Secured by farmland	—	—	—	1	7,903	7,903
Secured by 1-4 family residential	2	809	806	—	—	—
Other real estate loans	2	1,240	1,240	4	4,283	3,872
Total real estate loans	5	2,087	2,084	5	12,186	11,775
Commercial loans	—	—	—	1	50	46
Consumer loans	—	—	—	1	3,000	3,000
Total	5	$2,087	$2,084	7	$15,236	$14,821

The interest only payment terms were extended for one of the contracts and the maturity dates were extended for four of the contracts classified as TDRs during 2016. There were no outstanding commitments to lend additional amounts to troubled debt restructured borrowers at December 31, 2016.

There were no TDR payment defaults as of December 31, 2016 and December 31, 2015. For purposes of this disclosure, a TDR payment default occurs when, within 12 months of the original TDR modification, either a full or partial charge-off occurs or a TDR becomes 90 days or more past due.

Note 4.	Allowance for Loan Losses

The following table presents the total allowance for loan losses, the allowance by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment), the total loans and loans by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment).

	December 31, 2016
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Allowance for loan losses:
Balance December 31, 2015	$905	$192	$3,341	$3,761	$1,706	$1,141	$11,046
Charge-offs	(388)	—	(1,021)	(126)	(639)	(20)	(2,194)
Recoveries	129	—	395	32	85	58	699
Provision	293	(65)	(453)	(500)	2,781	(203)	1,853
Balance December 31, 2016	$939	$127	$2,262	$3,167	$3,933	$976	$11,404
Ending allowance:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$251	$206	$2,539	$842	$3,838
Collectively evaluated for impairment	939	127	2,011	2,961	1,394	134	7,566
Total ending allowance balance	$939	$127	$2,262	$3,167	$3,933	$976	$11,404
Loans:
Individually evaluated for impairment	$28	$7,972	$1,347	$4,947	$4,604	$1,871	$20,769
Collectively evaluated for impairment	35,599	8,796	312,698	278,666	186,163	17,406	839,328
Total ending loans balance	$35,627	$16,768	$314,045	$283,613	$190,767	$19,277	$860,097

	December 31, 2015
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Allowance for loan losses:
Balance at December 31, 2014	$550	$179	$3,966	$3,916	$2,354	$821	$11,786
Charge-offs	—	—	(344)	(9)	(3,281)	(57)	(3,691)
Recoveries	246	—	359	28	14	11	658
Provision	109	13	(640)	(174)	2,619	366	2,293
Balance at December 31, 2015	$905	$192	$3,341	$3,761	$1,706	$1,141	$11,046
Ending allowance:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$53	$—	$1,120	$464	$27	$1,000	$2,664
Collectively evaluated for impairment	852	192	2,221	3,297	1,679	141	8,382
Total ending allowance balance	$905	$192	$3,341	$3,761	$1,706	$1,141	$11,046
Loans:
Individually evaluated for impairment	$203	$7,903	$5,127	$4,196	$1,517	$1,898	$20,844
Collectively evaluated for impairment	39,470	11,159	274,969	253,839	188,965	16,435	784,837
Total ending loans balance	$39,673	$19,062	$280,096	$258,035	$190,482	$18,333	$805,681

	December 31, 2014
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Allowance for loan losses:
Balance at December 31, 2013	$847	$166	$6,734	$3,506	$1,890	$177	$13,320
Adjustment for the sale of majority interest in consolidated subsidiary	—	—	(95)	—	—	—	(95)
Charge-offs	(1,186)	—	(1,380)	(747)	(959)	(36)	(4,308)
Recoveries	258	—	342	110	104	95	909
Provision	631	13	(1,635)	1,047	1,319	585	1,960
Balance at December 31, 2014	$550	$179	$3,966	$3,916	$2,354	$821	$11,786
Ending allowance:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$66	$—	$1,370	$294	$292	$647	$2,669
Collectively evaluated for impairment	484	179	2,596	3,622	2,062	174	9,117
Total ending allowance balance	$550	$179	$3,966	$3,916	$2,354	$821	$11,786
Loans:
Individually evaluated for impairment	$246	$7,903	$5,613	$4,531	$846	$3,019	$22,158
Collectively evaluated for impairment	32,804	11,805	259,603	250,705	162,423	15,348	732,688
Total ending loans balance	$33,050	$19,708	$265,216	$255,236	$163,269	$18,367	$754,846

Note 5.	Premises and Equipment, Net

Premises and equipment consists of the following:

(Dollars in thousands)	2016	2015
Land	$2,068	$2,068
Facilities	22,873	22,849
Furniture, fixtures, and equipment	11,729	11,676
Construction in process and deposits on equipment and land	1,842	1,455
	38,512	38,048
Less accumulated depreciation	(19,491)	(18,517)
Total	$19,021	$19,531

Depreciation expense was $1.4 million for the year ended December 31, 2016, $1.3 million for the year ended December 31, 2015, and $1.5 million for the year ended December 31, 2014.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2016, pertaining to banking premises, future minimum rent commitments under various operating leases are as follows:

(Dollars in thousands)	December 31, 2016
2017	$1,666
2018	1,617
2019	1,624
2020	1,444
2021	1,408
Thereafter	13,388
$21,147

Rent expense was $1.8 million, $2.0 million, and $2.8 million for the years ended December 31, 2016, 2015, and 2014, respectively, and is included in occupancy and equipment expense on the consolidated statements of income.

Note 6.	Deposits

The Company has developed an interest bearing product that integrates the use of the cash within client accounts at Middleburg Trust Company for overnight funding at Middleburg Bank. The overall balance of this product was $43.2 million and $34.0 million at December 31, 2016 and 2015, respectively.

The aggregate amount of jumbo time deposits, each with a minimum denomination of $250,000, was approximately $84.5 million and $91.0 million at December 31, 2016 and 2015, respectively.

At December 31, 2016, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)	December 31, 2016
2017	$151,293
2018	38,370
2019	25,494
2020	7,115
2021	3,368
$225,640

At December 31, 2016 and 2015, overdraft demand deposits reclassified to loans totaled $142,000 and $358,000, respectively.

Middleburg Bank obtains certain deposits through the efforts of third-party brokers.  At December 31, 2016 and 2015, brokered deposits totaled $36.5 million and $38.7 million, respectively, and were included in time deposits.

Note 7.	Borrowings

As of December 31, 2016, Middleburg Bank had remaining credit availability in the amount of $334.3 million at the Federal Home Loan Bank of Atlanta ("FHLB").  This line may be utilized for short and/or long-term borrowing.  Advances on the line are secured by all of the Company’s first lien residential real estate loans on 1-4 unit, single-family dwellings; home equity lines of credit; and eligible commercial real estate loans.   The amount of the available credit is limited to a percentage of the estimated market value of the loans as determined periodically by the FHLB. Any borrowings in excess of the qualifying collateral require pledging of additional assets. As of December 31, 2016, Middleburg Bank also had a letter of credit in the amount of $25.0 million with the FHLB. This letter of credit was issued as collateral for public fund depository accounts and is reflected in the remaining credit availability.

The Company had $39.5 million of FHLB advances outstanding as of December 31, 2016.  The interest rates on these advances ranged from 0.63% to 0.93% and the weighted-average rate was 0.78%.  The Company’s FHLB advances totaled $85.0 million at December 31, 2015.  The weighted-average interest rate on these advances at December 31, 2015 was 0.66%.

The contractual maturities of the Company’s long-term debt are as follows:

(Dollars in thousands)	December 31, 2016
Due in 2017	$29,500
Due in 2018	10,000
Total	$39,500

Securities sold under agreements to repurchase consist of secured transactions with customers which generally mature the day following the day sold totaling $34.9 million and $26.9 million at December 31, 2016 and December 31, 2015, respectively.

The outstanding balances and related information for securities sold under agreements to repurchase are summarized as follows:

(Dollars in thousands)	Securities sold under agreements to repurchase
At December 31:
2016	$34,864
2015	26,869
Weighted-average interest rate at year-end:
2016	0.01%
2015	0.01
Maximum amount outstanding at any month's end:
2016	$35,660
2015	34,253
Average amount outstanding during the year:
2016	$31,076
2015	30,095
Weighted-average interest rate during the year:
2016	0.01%
2015	0.21

The Company also has a line of credit with the Federal Reserve Bank of Richmond of $33.4 million of which there was no outstanding balance at December 31, 2016.

The Company has an additional $45.0 million in lines of credit available from other institutions at December 31, 2016.

Note 8.	Share-Based Compensation Plan

The Company sponsored one share-based compensation plan, the 2006 Equity Compensation Plan, which provided for the granting of stock options, stock appreciation rights, stock awards, performance share awards, incentive awards, and stock units.  The 2006 Equity Compensation Plan was approved by the Company’s shareholders at the Annual Meeting held on April 26, 2006, and has succeeded the Company’s 1997 Stock Incentive Plan. The plan expired by its own terms in February 2016, before which, the Company granted share-based compensation to its directors, officers, employees, and other persons the Company determined to have contributed to the profits or growth of the Company.  The number of shares reserved for issuance totaled 430,000 shares.

The Company granted 49,100 shares of restricted stock during 2016 to certain employees and executive officers. Of the 49,100 shares, 31,750 shares are in the form of performance-accelerated restricted stock and 17,350 shares are in the form of time-based restricted stock. During 2016, the Company's board of directors also awarded 11 directors 400 shares of restricted stock for a total of 4,400 restricted shares. These shares will vest at 100% in April 2017.

For the performance-accelerated restricted stock granted to certain employees and executive officers, in order for a recipient to earn and have vested 100% of granted shares, the Company must achieve certain financial performance targets during predefined monitoring periods as compared to a selected peer group and the recipient must be employed by the Company or one of its subsidiaries at the end of the predefined vesting period. Vested shares are distributed to recipients immediately after performance targets are certified. Partial share vesting may be achieved for interim periods during the predefined monitoring periods, however no vesting may occur before the end of 2018. If any shares remain unvested, 50% of the unvested shares will be forfeited. Any remaining shares vest at the end of the predefined monitoring period provided that the recipient remained employed by the Company or one of its subsidiaries over the entire performance and vesting period.

For the time-based restricted stock granted to certain employees and executive officers, in order for a recipient to earn and have vested 100% of the granted shares, the recipient must be employed by the Company or one of its subsidiaries at the time of vesting.

For the years ended December 31, 2016, 2015, and 2014, the Company recorded $925,000, $605,000, and $426,000, respectively, in share-based compensation expense related to restricted stock and option grants.  The total income tax benefit related to share-based compensation was $5,000, $117,000, and $63,000 in 2016, 2015, and 2014, respectively.

The following table summarizes restricted stock awarded under the 2006 Equity Compensation Plan:

	December 31,
	2016			2015			2014
(Dollars in thousands)	Shares	Weighted-Average Grant Date Fair Value	Aggregate Value	Shares	Weighted-Average Grant Date Fair Value	Aggregate Value	Shares	Weighted-Average Grant Date Fair Value	Aggregate Value
Non-vested at the beginning of the year	153,399	$17.17		134,108	$16.66		119,250	$16.39
Granted	53,500	20.76		36,150	18.50		41,533	17.65
Vested	(53,908)	16.88		(16,359)	15.91		(15,425)	15.59
Forfeited or expired	(2,250)	19.91		(500)	18.07		(11,250)	16.05
Non-vested at end of the year	150,741	$18.50	$5,238	153,399	$17.17	$2,835	134,108	$16.66	$2,415

The weighted-average remaining contractual term for non-vested grants at December 31, 2016, 2015, and 2014 was 2.5 , 2.7, and 3.5 years, respectively.  As of December 31, 2016, there was $1.6 million of total unrecognized compensation expense related to the non-vested service awards granted under the 2006 Equity Compensation Plan.

Stock options may be granted periodically to certain officers and employees under the Company’s share-based compensation plan at prices equal to the market value of the stock on the date the options are granted.  Options granted vest over a three-year time period over which 25% vests on each of the first and second anniversaries of the grant and 50% on the third anniversary of the grant. As of December 31, 2016, all outstanding option awards were vested and, accordingly, there was no unrecognized compensation expense related to unvested stock-based option awards. Shares issued in connection with stock option exercises may be issued from available treasury shares or from market purchases. There were no stock option awards granted during the years ended December 31, 2016, 2015 or 2014.

The following table summarizes options outstanding under the 2006 Equity Compensation Plan at the end of the reportable periods:

	2016		2015		2014
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	30,012	$14.00	30,012	$14.00	58,513	$15.30
Granted	—	—	—	—	—	—
Exercised	(6,650)	14.00	—	—	(25,501)	14.00
Forfeited or expired	—	—	—	—	(3,000)	39.40
Outstanding at end of year	23,362	$14.00	30,012	$14.00	30,012	$14.00
Options exercisable at year end	23,362	$14.00	30,012	$14.00	30,012	$14.00

The total intrinsic value of options exercised was $88,000 and $126,500 during 2016 and 2014, respectively. There were no options exercised during 2015. There was $484,800, $134,500, and $120,300 aggregate intrinsic value of options outstanding at December 31, 2016, 2015 and 2014, respectively.

The aggregate intrinsic value represents the amount by which the current market value of the underlying stock exceeds the exercise price. This amount changes based on changes in the market value of the Company’s common stock.

As of December 31, 2016, options outstanding and exercisable are summarized as follows:

Range of Exercise Prices	Options Outstanding	Weighted-Average Remaining Contractual Life (years)	Options Exercisable
$14.00	18,362	2.22	18,362
$14.00	5,000	2.85	5,000
$14.00	23,362	2.36	23,362

Note 9.	Employee Benefit Plans

401(k) Plan
The Company has a 401(k) plan whereby a majority of employees participate in the plan.  Employees may contribute up to 100% of their compensation subject to certain limits based on federal tax laws.  The Company makes matching contributions equal to 50% of the first 6% of an employee’s compensation contributed to the plan.  Matching contributions vest to the employee equally over a five year period.  For the years ended December 31, 2016, 2015, and 2014, expense attributable to the plan amounted to $364,000, $351,000 and $340,000, respectively.

Money Purchase Pension Plan (MPPP)
The Middleburg Financial Corporation Defined Benefit Pension Plan was replaced by a Money Purchase Pension Plan effective on January 1, 2010. Employees who have attained age 21 and completed one year of service are eligible to participate in the plan as of the first day of the month following the completion of such eligibility provisions. Employees earn a year of service if they complete one thousand hours of service in a plan year. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan counts toward a participant's initial eligibility to participate in the plan.

Each year, a participant receives an allocation of an employer contribution equal to 3.00% of total compensation (up to the statutory maximum) plus an additional contribution of 2.75% of compensation in excess of the Social Security taxable wage base (up to the statutory maximum). To receive an allocation, the participant must complete one thousand hours of service in the plan year and be employed on the last day of the plan year. The requirement to be employed on the last day of the plan year does not apply if a participant dies, retires, or becomes disabled during the plan year.

Participants become vested in their employer contributions according to a schedule which allows for graduated vesting and full vesting after five years of service. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan count toward a participant's vested percentage.

Assets are held in a pooled investment account managed by Middleburg Trust Company, a wholly owned subsidiary of the Company. Distributions may be made upon termination of employment, death or disability.

The plan is administered by the Benefits Committee of the Company. The plan may be amended from time to time by the Board or its delegate and may be terminated by the Board at any time for any reason.

For the years ended December 31, 2016, 2015, and 2014 expense attributable to the plan was $545,000, $926,000, and $898,000, respectively.

Deferred Compensation Plans
The Company has adopted several deferred compensation plans; including a defined benefit SERP, an elective deferral plan for the former Chairman, and a defined contribution SERP for certain executive officers.  The two plans for the former Chairman made installment payouts in 2016, 2015 and 2014.  The defined contribution SERP for executive officers includes a vesting schedule, and is currently credited at a rate using the 10-year treasury plus 1.5%.  The deferred compensation expense for 2016, 2015, and 2014, was $245,000, $226,000, and $222,000, respectively. The plans are unfunded; however, life insurance has been acquired on the life of the executive officers in amounts sufficient to help meet the costs of the obligations.

Note 10.	Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and the state of Virginia and various other states.  With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years prior to 2013.

The Company believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets was deemed necessary at December 31, 2016 and 2015.

Net deferred tax assets consist of the following components as of December 31, 2016 and 2015:

(Dollars in thousands)	2016	2015
Deferred tax assets:
Allowance for loan losses	$3,877	$3,756
Deferred compensation	687	647
Interest rate swap	67	99
Other real estate owned	288	257
Securities available for sale	654	—
Property and equipment	—	49
Other	1,427	2,028
Total deferred tax assets	$7,000	$6,836
Deferred tax liabilities:
Deferred loan costs, net	$526	$317
Securities available for sale	—	965
Property and equipment	79	—
Total deferred tax liabilities	$605	$1,282
Net deferred tax assets	$6,395	$5,554

The provision for income taxes charged to operations for the years ended December 31, 2016, 2015, and 2014, consists of the following:

(Dollars in thousands)	2016	2015	2014
Current tax expense	$2,067	$2,606	$1,160
Deferred tax expense	746	109	1,181
Total income tax expense	$2,813	$2,715	$2,341

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2016, 2015, and 2014, due to the following:

(Dollars in thousands)	2016	2015	2014
Computed "expected" tax expense	$3,698	$3,585	$3,374
Increase (decrease) in income taxes resulting from:
Tax-exempt income	(796)	(829)	(959)
Low income housing tax credits	(408)	(120)	(211)
Merger related expenses	267	—	—
Other, net	52	79	137
	$2,813	$2,715	$2,341

Note 11.	Related Party Transactions

The Company’s commercial and retail banking segment has, and may be expected to have in the future, banking transactions in the ordinary course of business with principal owners, directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders, commonly referred to as related parties.  Any loans made to related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time of origination for comparable loans with persons not related to the lender; and did not involve more than the normal risk of collectability or present other unfavorable features. Loans outstanding to directors and executive officers at December 31, 2016 and 2015 were:

(Dollars in thousands)	2016	2015
Balance, January 1	$1,369	$3,804
Decrease due to status changes	—	(2,375)
Principal additions	352	439
Principal payments	(130)	(499)
Balance, December 31	$1,591	$1,369

Additionally, unused commitments to extend credit to related parties were $1.1 million at December 31, 2016 and $2.3 million at December 31, 2015.

Related party deposits totaled $5.0 million and $5.9 million at December 31, 2016 and 2015, respectively.

Note 12.	Contingent Liabilities and Commitments

In the normal course of business, there are various outstanding commitments and contingent liabilities, which are not reflected in the accompanying consolidated financial statements.  The Company does not anticipate any material loss as a result of these transactions.

See Note 15 with respect to financial instruments with off-balance sheet risk.

The Company must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act.  For the final weekly reporting period in the years ended December 31, 2016 and 2015, the aggregate amount of gross daily average required reserves was approximately $3.5 million and $3.1 million, respectively.

Note 13.	Earnings Per Share

The following shows the weighted-average number of shares used in computing earnings per share and the effect on weighted-average number of shares of diluted potential common stock. Nonvested restricted shares are included in basic earnings per share because of dividend participation rights. Potential dilutive common stock had no effect on income available to common stockholders.

	2016		2015		2014
	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount
Earnings per share, basic	7,107,403	$1.13	7,147,390	$1.10	7,106,171	$1.07
Effect of dilutive securities:
Stock options	11,461		6,805		6,939
Warrant (See note 23)	32,026		13,192		13,491
Earnings per share, diluted	7,150,890	$1.13	7,167,387	$1.09	7,126,601	$1.06

In 2016, 2015, and 2014, there were no shares that would have been considered anti-dilutive.

On September 15, 2015, the Company's Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock. The repurchase program was effective immediately and runs through December 31, 2017. This program replaces the previous repurchase program adopted in 1999, pursuant to which the Company had 24,084 shares remaining eligible for repurchase. As of December 31, 2016, the Company had executed and settled transactions to repurchase 104,300 shares, totaling $1.9 million, for an average price of $18.34, of which 26,800 shares totaling $489,000 were executed and settled during the first quarter of 2016 at an average price of $18.29.

Note 14.	Retained Earnings

Transfers of funds from the banking subsidiary to the Parent Company in the form of loans, advances, and cash dividends are restricted by federal and state regulatory authorities.  Federal regulations limit the payment of dividends to the sum of a bank’s current net retained income and retained net income of the two prior years.  As of December 31, 2016, the subsidiary bank had approximately $12.9 million in excess of regulatory limitations available for transfer to the Parent Company.

Note 15.	Financial Instruments With Off-Balance Sheet Risk and Credit Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.  These financial instruments include commitments to extend credit, standby letters of credit, and interest rate swaps.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.  See Note 24 for more information regarding the Company’s use of derivatives.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of the contract amount of the Company's exposure to off-balance sheet risk as of December 31, 2016 and 2015, is as follows:

(Dollars in thousands)	2016	2015
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$132,669	$153,806
Standby letters of credit	4,998	3,718

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer's creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty.  Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.

Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers.  Those lines of credit may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The Company holds certificates of deposit, deposit accounts, and real estate as collateral supporting those commitments for which collateral is deemed necessary.

The Company had approximately $3.4 million in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2016.

Note 16.	Fair Value Measurements

The Company follows ASC 820, "Fair Value Measurements" to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  ASC 820 clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions.  The three levels of the fair value hierarchy under ASC 820 based on these two types of inputs are as follows:

Level I.	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II.
Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date.  The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III.
Assets and liabilities that have little to no pricing observability as of the reported date.  These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Measured on a recurring basis

The following describes the valuation techniques and inputs used by the Company in determining the fair value of certain assets recorded at fair value on a recurring basis in the financial statements.

Securities Available for Sale
The Company primarily values its investment portfolio using Level II fair value measurements, but may also use Level I or Level III measurements if required by the composition of the portfolio. If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level II). In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified as Level III of the valuation hierarchy.

Interest Rate Swaps and Interest Rate Cap
Interest rate swaps and cap are recorded at fair value based on third party vendors who compile prices from various sources and may determine fair value of identical or similar instruments by using pricing models that consider observable market data (Level II).

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015.

(Dollars in thousands)	December 31, 2016
Description	Total	Level I	Level II	Level III
Assets:
U.S. government agencies	$73,184	$—	$73,184	$—
Obligations of states and political subdivisions	63,373	—	63,373	—
Mortgage-backed securities:
Agency	98,051	—	98,051	—
Non-agency	9,933	—	9,933	—
Other asset backed securities	41,605	—	41,605	—
Corporate securities	15,421	—	15,421	—
Interest rate swaps	44	—	44	—
Interest rate cap	9	—	9	—
Liabilities:
Interest rate swaps	242	—	242	—

(Dollars in thousands)	December 31, 2015
Description	Total	Level I	Level II	Level III
Assets:
U.S. government agencies	$78,940	$—	$78,940	$—
Obligations of states and political subdivisions	75,593	—	75,593	—
Mortgage-backed securities:
Agency	131,661	—	131,661	—
Non-agency	12,777	—	12,777	—
Other asset backed securities	58,781	—	58,781	—
Corporate securities	16,819	—	16,819	—
Interest rate swaps	73	—	73	—
Interest rate cap	39	—	39	—
Liabilities:
Interest rate swaps	370	—	370	—

Measured on nonrecurring basis

The Company may be required, from time to time, to measure and recognize certain other assets at fair value on a nonrecurring basis in accordance with GAAP. The following describes the valuation techniques and inputs used by the Company in determining the fair value of certain assets recorded at fair value on a nonrecurring basis in the financial statements.

Impaired Loans
Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected when due. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. Any given loan may have multiple types of collateral. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level II). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level III. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level III). Impaired loans allocated to the allowance for loan losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of income.

Other Real Estate Owned ("OREO")
OREO is measured at fair value less estimated costs to sell, based on an appraisal conducted by an independent, licensed appraiser outside of the Company. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level III. The initial fair value of OREO is based on an appraisal done at the time of foreclosure. Subsequent fair value adjustments are recorded in the period incurred and included in non-interest expense on the consolidated statements of income.

Repossessed Assets
The value of repossessed assets is determined by the Company based on marketability and other factors and is considered Level III.

The following table summarizes the Company’s non-financial assets that were measured at fair value on a nonrecurring basis during the period.

(Dollars in thousands)	December 31, 2016
	Total	Level I	Level II	Level III
Assets:
Impaired loans	$6,298	$—	$—	$6,298
Other real estate owned	$5,073	$—	$—	$5,073
Repossessed assets	$843	$—	$—	$843

(Dollars in thousands)	December 31, 2015
	Total	Level I	Level II	Level III
Assets:
Impaired loans	$9,018	$—	$—	$9,018
Other real estate owned	$3,345	$—	$—	$3,345
Repossessed assets	$1,043	$—	$—	$1,043

The following table presents quantitative information as of December 31, 2016 and 2015 about Level III fair value measurements for assets measured at fair value on a nonrecurring basis:

2016	Fair Value (in thousands)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Impaired loans	$1,134	Appraisals	Discount to reflect current market conditions and estimated selling costs	0% - 100% (14%)
Impaired loans	$5,164	Present value of cash flows	Discount rate	6% - 8% (6%)
Other real estate owned	$5,073	Appraisals	Discount to reflect current market conditions and estimated selling costs	10%
Repossessed assets	$843	Market analysis	Discount to reflect current market conditions and estimated selling costs	70%

2015	Fair Value (in thousands)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Impaired loans	$5,434	Appraisals	Discount to reflect current market conditions and estimated selling costs	0% - 100% (17%)
Impaired loans	$3,584	Present value of cash flows	Discount rate	6% - 8% (7%)
Other real estate owned	$3,345	Appraisals	Discount to reflect current market conditions and estimated selling costs	10%
Repossessed assets	$1,043	Market analysis	Historical sales activity	50%

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.  U.S. generally accepted accounting principles excludes certain financial instruments and all non-financial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments (not previously described) for which it is practicable to estimate that value:

Cash and Cash Equivalents
For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

Securities held to maturity
Certain debt securities that management has the positive intent and ability to hold until maturity are recorded at amortized cost. Fair values are determined in a manner that is consistent with securities available for sale.

Restricted Securities
The restricted security category is comprised of FHLB and Federal Reserve Bank stock. These stocks are classified as restricted securities because their ownership is restricted to certain types of entities and they lack a market. When the FHLB or Federal Reserve Bank repurchases stock, they repurchase at the stock's book value. Therefore, the carrying amounts of restricted securities approximate fair value.

Loans, Net
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  For fixed rate loans, the fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality.  Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value. Fair value for impaired loans is described above.

Bank Owned Life Insurance
The carrying amount of bank owned life insurance is a reasonable estimate of fair value.

Accrued Interest Receivable and Payable
The carrying amounts of accrued interest approximate fair values.

Deposits
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date.  For all other deposits, the fair value is determined using the discounted cash flow method.  The discount rate is equal to the rate currently offered on similar products.

Securities Sold Under Agreements to Repurchase
The carrying amounts approximate fair values.

FHLB Borrowings and Subordinated Debt
For variable rate long-term debt, fair values are based on carrying values.  For fixed rate debt, fair values are estimated based on observable market prices and discounted cash flow analysis using interest rates for borrowings of similar remaining maturities and characteristics.  The fair values of the Company's Subordinated Debentures are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.  At December 31, 2016 and 2015, the fair values of loan commitments and standby letters of credit were deemed immaterial; therefore, they have not been included in the tables below.

Fair Value of Financial Instruments
The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

(Dollars in thousands)	December 31, 2016
			Fair value measurements using:
	Carrying Amount	Total Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$28,544	$28,544	$28,544	$—	$—
Securities held to maturity	10,683	10,095	—	10,095	—
Securities available for sale	301,567	301,567	—	301,567	—
Loans, net	848,693	852,280	—	—	852,280
Bank owned life insurance	23,925	23,925	—	23,925	—
Accrued interest receivable	5,093	5,093	—	5,093	—
Interest rate swaps	44	44	—	44	—
Interest rate cap	9	9	—	9	—
Financial liabilities:
Deposits	$1,053,058	$1,051,245	$—	$1,051,245	$—
Securities sold under agreements to repurchase	34,864	34,864	—	34,864	—
FHLB borrowings	39,500	39,530	—	39,530	—
Subordinated notes	5,155	5,159	—	5,159	—
Accrued interest payable	387	387	—	387	—
Interest rate swaps	242	242	—	242	—

(Dollars in thousands)	December 31, 2015
			Fair value measurements using:
	Carrying Amount	Total Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$39,228	$39,228	$39,228	$—	$—
Securities held to maturity	4,207	4,163	—	4,163	—
Securities available for sale	374,571	374,571	—	374,571	—
Loans, net	794,635	802,535	—	—	802,535
Bank owned life insurance	23,273	23,273	—	23,273	—
Accrued interest receivable	5,204	5,204	—	5,204	—
Interest rate swaps	73	73	—	73	—
Interest rate cap	39	39	—	39	—
Financial liabilities:
Deposits	$1,040,800	$1,040,016	$—	$1,040,016	$—
Securities sold under agreements to repurchase	26,869	26,869	—	26,869	—
FHLB borrowings	85,000	85,033	—	85,033	—
Subordinated notes	5,155	5,157	—	5,157	—
Accrued interest payable	410	410	—	410	—
Interest rate swaps	370	370	—	370	—

The Company assumes interest rate risk as a result of its normal operations.  As a result, the fair values of the Company's financial instruments will change when interest rate levels change, which may be either favorable or unfavorable to the Company.  Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk.  However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment.  Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment.  Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Note 17.	Capital Requirements

The Company, on a consolidated basis, and Middleburg Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Middleburg Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Middleburg Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Middleburg Bank to maintain minimum amounts and ratios, as set forth in the table below.  Management believes, as of December 31, 2016 and 2015, that the Company and Middleburg Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2016, the most recent notification from the Federal Reserve Bank categorized Middleburg Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum capital requirements as set forth in the table.  There are no conditions or events since that notification that management believes have changed the institution's category.

The Company’s and Middleburg Bank’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total Capital (to Risk- Weighted Assets):
Consolidated	$139,419	17.9%	$62,436	8.0%	N/A	N/A
Middleburg Bank	131,725	17.0%	61,994	8.0%	$77,492	10.0%
Tier 1 Capital (to Risk- Weighted Assets):
Consolidated	$129,642	16.6%	$46,827	6.0%	N/A	N/A
Middleburg Bank	122,016	15.8%	46,495	6.0%	$61,994	8.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$124,642	16.0%	$35,121	4.5%	N/A	N/A
Middleburg Bank	122,016	15.8%	34,872	4.5%	$50,370	6.5%
Tier 1 Capital (to Average Assets):
Consolidated	$129,642	10.0%	$52,142	4.0%	N/A	N/A
Middleburg Bank	122,016	9.4%	51,909	4.0%	$64,886	5.0%

As of December 31, 2015
Total Capital (to Risk- Weighted Assets):
Consolidated	$132,481	17.5%	$60,495	8.0%	N/A	N/A
Middleburg Bank	127,418	17.0%	60,055	8.0%	$75,068	10.0%
Tier 1 Capital (to Risk- Weighted Assets):
Consolidated	$123,008	16.3%	$45,371	6.0%	N/A	N/A
Middleburg Bank	118,013	15.7%	45,041	6.0%	$60,055	8.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$118,008	15.6%	$34,028	4.5%	N/A	N/A
Middleburg Bank	118,013	15.7%	33,781	4.5%	$48,794	6.5%
Tier 1 Capital (to Average Assets):
Consolidated	$123,008	9.6%	$51,301	4.0%	N/A	N/A
Middleburg Bank	118,013	9.2%	51,067	4.0%	$63,834	5.0%

In addition to the minimum regulatory capital required for capital adequacy purposes included in the table above, the Company is required to maintain a minimum Capital Conservation Buffer, in the form of common equity, in order to avoid restrictions on capital distributions and discretionary bonuses. The required amount of the Capital Conservation Buffer was 0.625% on January 1, 2016 and will increase by 0.625% each year until it reaches 2.5% on January 1, 2019. The Capital Conservation Buffer is applicable to all ratios except the leverage ratio, which is noted above as Tier 1 Capital to Average Assets.

On January 1, 2015, the Company and the Bank applied changes to the regulatory capital framework that were approved on July 9, 2013 by the federal banking agencies (the Basel III Final Rule). The regulatory risk-based capital amounts presented above include: (1) common equity tier 1 capital (CET1) which consists principally of common stock (including surplus) and retained earnings with adjustments for goodwill, intangible assets and deferred tax assets; (2) Tier 1 capital which consists principally of CET1 plus the Company’s “grandfathered” trust preferred securities; and (3) Tier 2 capital which consists principally of Tier 1 capital plus a limited amount of the allowance for loan losses. In addition, the Company has made the one-time irrevocable election to continue treating accumulated other comprehensive income (loss) under regulatory standards that were in place prior to the Basel III Final Rule in order to eliminate volatility of regulatory capital that can result from fluctuations in accumulated other comprehensive income (loss) and the inclusion of accumulated other comprehensive income (loss) in regulatory capital, as would otherwise be required under the Basel III Capital Rule. The table above also reflects the minimum regulatory and certain prompt corrective action capital levels that began on January 1, 2015.

Note 18.	Goodwill and Intangibles Assets

As of December 31, 2016 and 2015, goodwill and intangible assets relate to the Company’s acquisition of Middleburg Trust Company and Middleburg Investment Advisors. On May 15, 2014, the Company sold all of its majority interest in Southern Trust Mortgage and on this date the related goodwill was eliminated.

Goodwill is not amortized and the Company is no longer required to perform a test for impairment unless, based on an assessment of qualitative factors related to goodwill, the Company determines that it is more likely than not that the fair value is less than its carrying amount. If the likelihood of impairment is more than 50%, the Company must perform a test for impairment and may be required to record impairment charges.

Identifiable intangible assets are being amortized over the period of expected benefit, which is 15 years.

Information concerning goodwill and intangible assets is presented in the following table:

	December 31, 2016		December 31, 2015
(Dollars In thousands)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Identifiable intangibles	$3,734	$3,690	$3,734	$3,519
Unamortizable goodwill	3,421	—	3,421	—

Amortization expense of intangible assets for each of the three years ended December 31, 2016, and 2015, and 2014 totaled $171,000.  Estimated amortization expense of identifiable intangibles for the years ended December 31 follows:

(Dollars in thousands)
2017	$44
$44

Note 19.	Subordinated Notes

On December 12, 2003, MFC Capital Trust II, a wholly owned subsidiary of the Company, was formed for the purpose of issuing redeemable Capital Securities.  On December 19, 2003, $5.0 million of trust-preferred securities were issued through a pooled underwriting totaling approximately $344 million.  The securities have a LIBOR-indexed floating rate of interest.

During 2016, the interest rates ranged from 3.17% to 3.74%.  For the year ended December 31, 2016, the weighted-average interest rate was 3.54%.  The securities have a mandatory redemption date of January 23, 2034, and are subject to varying call provisions beginning January 23, 2009. The principal asset of the trust is $5.2 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities.  See Note 24 for information regarding an interest rate swap entered into by the Company to manage the cash flows associated with these trust preferred securities.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 Capital after its inclusion.  The portion of the trust preferred securities not considered as Tier 1 Capital may be included in Tier 2 Capital.  On December 31, 2016, all of the Company’s trust preferred securities are included in Tier I Capital.

The obligations of the Company with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Company of the trusts’ obligations with respect to the Capital Securities.

Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities. There were no deferred interest payments on our junior subordinated debt securities at December 31, 2016, 2015 and 2014.

Note 20.	Ownership of Southern Trust Mortgage

In May 2008, Middleburg Bank acquired the membership interest units of one of the partners of Southern Trust Mortgage for $1.6 million.  As a result, the Company’s ownership interest exceeded 50% of the issued and outstanding membership units.  Prior to the sale, the Company owned 62.3% of the issued and outstanding membership interest units of Southern Trust Mortgage, through its subsidiary, Middleburg Bank. On May 15, 2014, the Company sold 100% of its ownership interest in Southern Trust Mortgage.

Note 21.	Condensed Financial Information – Parent Corporation Only

BALANCE SHEETS
	December 31,
(Dollars in thousands)	2016	2015
ASSETS
Cash on deposit with subsidiary bank	$2,154	$1,403
Investment in subsidiaries	126,694	125,900
Other assets	3,199	1,686
TOTAL ASSETS	$132,047	$128,989
LIABILITIES
Subordinated notes	$5,155	$5,155
Other liabilities	213	280
TOTAL LIABILITIES	5,368	5,435
SHAREHOLDERS' EQUITY
Common stock	17,636	17,330
Capital surplus	45,688	44,155
Retained earnings	64,755	60,392
Accumulated other comprehensive income (loss), net	(1,400)	1,677
TOTAL SHAREHOLDERS' EQUITY	126,679	123,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$132,047	$128,989

STATEMENTS OF INCOME
	Year End December 31,
(Dollars in thousands)	2016	2015	2014
INCOME:
Dividends from subsidiaries	$6,870	$5,383	$3,440
Interest and dividends from investments	—	—	15
Other income	2	17	—
Total income	6,872	5,400	3,455
EXPENSES:
Salaries and employee benefits	1,240	919	746
Legal and advisory fees	1,506	164	91
Directors fees	352	274	280
Interest expense	280	279	279
Other	426	416	366
Total expenses	3,804	2,052	1,762
Income before allocated tax benefits and undistributed income of subsidiaries	3,068	3,348	1,693
Income tax benefit	(1,081)	(715)	(753)
Income before equity in undistributed income of subsidiaries	4,149	4,063	2,446
Equity in undistributed income of subsidiaries	3,915	3,767	5,138
Net income	$8,064	$7,830	$7,584

STATEMENTS OF CASH FLOWS
	December 31,
(Dollars in thousands)	2016	2015	2014
Cash Flows from Operating Activities
Net income	$8,064	$7,830	$7,584
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(3,915)	(3,767)	(5,138)
Share-based compensation	925	605	426
(Increase) decrease in other assets	(1,469)	957	(1,099)
(Decrease) increase in other liabilities	(67)	13	213
Net cash provided by operating activities	3,538	5,638	1,986
Cash Flows from Investing Activities
Proceeds from sales, calls and maturities of available for sale securities	—	—	44
Net cash provided by investing activities	—	—	44
Cash Flows from Financing Activities
Net proceeds from issuance of common stock	1,742	—	394
Cash dividends paid on common stock	(3,701)	(3,292)	(2,419)
Repurchases of stock	(828)	(1,506)	(88)
Net cash used in financing activities	(2,787)	(4,798)	(2,113)
Increase (decrease) in cash and cash equivalents	751	840	(83)
Cash and Cash Equivalents at beginning of year	1,403	563	646
Cash and Cash Equivalents at end of year	$2,154	$1,403	$563

Note 22.	Segment Reporting

The Company operates its principal business activities of retail banking services and wealth management services in a decentralized fashion. Revenue from retail banking activity consists primarily of interest and fees earned on loans, including mortgage banking activity, interest earned on investment securities and service charges on deposit accounts. Revenue from the wealth management activities is comprised of fees based upon the market value of the accounts under administration as well as commissions on investment transactions.

Middleburg Bank and the Company have assets in custody with Middleburg Trust Company and accordingly pay Middleburg Trust Company a monthly fee. Middleburg Bank also pays interest to Middleburg Trust Company on deposit accounts with Middleburg Bank. Middleburg Trust Company pays rental and other miscellaneous occupancy expenses to Middleburg Bank. Transactions related to these relationships are eliminated to reach consolidated totals.

In 2014, revenue from the mortgage banking activities is comprised of interest earned on loans and fees received as a result of the mortgage origination process. The Company recognized gains on the sale of loans as part of other income. On May 15, 2014, the Company sold all of its majority interest in Southern Trust Mortgage and as a result, any mortgage banking activity for the Company subsequent to the sale date is included with the results of the retail banking segment. Mortgage banking activities for the twelve months ended December 31, 2014 are the result of Southern Trust Mortgage activity that was consolidated with the Company through the date of sale. In 2014, Middleburg Bank provided a warehouse line, office space, data processing and accounting services to Southern Trust Mortgage for which it received income. Transactions related to these relationships are eliminated to reach consolidated totals.

Information about reportable segments and reconciliation to the consolidated financial statements follows:

	2016
(Dollars in thousands)	Commercial & Retail Banking	Wealth Management	Mortgage Banking	Intercompany Eliminations	Consolidated
Revenues:
Interest income	$43,365	$10	$—	$—	$43,375
Trust services income	—	4,806	—	(163)	4,643
Other income	6,204	—	—	(109)	6,095
Total operating income	49,569	4,816	—	(272)	54,113
Expenses:
Interest expense	4,424	—	—	—	4,424
Salaries and employee benefits	16,473	2,284	—	—	18,757
Provision for loan losses	1,853	—	—	—	1,853
Other expense	17,556	918	—	(272)	18,202
Total operating expenses	40,306	3,202	—	(272)	43,236
Income before income taxes	9,263	1,614	—	—	10,877
Income tax expense	2,203	610	—	—	2,813
Net income	$7,060	$1,004	$—	$—	$8,064
Total assets	$1,270,222	$6,693	$—	$(4,272)	$1,272,643
Capital expenditures	$978	$—	$—	$—	$978
Goodwill and other intangibles	$—	$3,465	$—	$—	$3,465

	2015
(Dollars in thousands)	Commercial & Retail Banking	Wealth Management	Mortgage Banking	Intercompany Eliminations	Consolidated
Revenues:
Interest income	$42,270	$11	$—	$—	$42,281
Trust services income	—	4,951	—	(166)	4,785
Other income	5,605	—	—	—	5,605
Total operating income	47,875	4,962	—	(166)	52,671
Expenses:
Interest expense	4,207	—	—	—	4,207
Salaries and employee benefits	16,130	2,305	—	—	18,435
Provision for loan losses	2,293	—	—	—	2,293
Other expense	16,237	1,120	—	(166)	17,191
Total operating expenses	38,867	3,425	—	(166)	42,126
Income before income taxes	9,008	1,537	—	—	10,545
Income tax expense	2,131	584	—	—	2,715
Net income	$6,877	$953	$—	$—	$7,830
Total assets	$1,291,708	$6,700	$—	$(3,545)	$1,294,863
Capital expenditures	$2,137	$—	$—	$—	$2,137
Goodwill and other intangibles	$—	$3,636	$—	$—	$3,636

	2014
(Dollars in thousands)	Commercial & Retail Banking	Wealth Management	Mortgage Banking	Intercompany Eliminations	Consolidated
Revenues:
Interest income	$43,149	$14	$450	$(288)	$43,325
Trust services income	—	4,516	—	(154)	4,362
Other income	5,349	—	5,121	(46)	10,424
Total operating income	48,498	4,530	5,571	(488)	58,111
Expenses:
Interest expense	5,227	—	304	(288)	5,243
Salaries and employee benefits	16,567	2,262	3,772	—	22,601
Provision for loan losses	1,926	—	34	—	1,960
Other expense	15,818	1,140	1,722	(200)	18,480
Total operating expenses	39,538	3,402	5,832	(488)	48,284
Income before income taxes and non-controlling interest	8,960	1,128	(261)	—	9,827
Income tax expense	1,894	447	—	—	2,341
Net income	7,066	681	(261)	—	7,486
Non-controlling interest in consolidated subsidiary	—	—	98	—	98
Net income attributable to Middleburg Financial Corporation	$7,066	$681	$(163)	$—	$7,584
Total assets	$1,218,452	$7,152	$—	$(2,747)	$1,222,857
Capital expenditures	$911	$6	$3	$—	$920
Goodwill and other intangibles	$—	$3,807	$—	$—	$3,807

Note 23.	Capital Purchase Program and Stock Warrant

On January 30, 2009, as part of the Capital Purchase Program established by the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008, the Company entered into a Letter Agreement and Securities Purchase Agreement—Standard Terms (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold (i) 22,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $2.50 per share, having a liquidation preference of $1,000 per share (the “Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 208,202 shares of the Company’s common stock, par value $2.50 per share, at an initial exercise price of $15.85 per share. As a result of the completion of a public stock offering in 2009, the number of shares of common stock underlying the Warrant was reduced by one-half to 104,101 and the Company redeemed all 22,000 shares of Preferred Stock pursuant to the Purchase Agreement. During 2011, the Warrant was sold by the U.S. Treasury at public auction and, on November 3, 2016, was exercised in full for a total cash consideration of $1.65 million.

Note 24.	Derivatives

The Company utilizes derivative instruments as a part of its asset-liability management program to control fluctuation of market values and cash flows to changes in interest rates associated with certain financial instruments. The Company accounts for derivatives in accordance with ASC 815, "Derivatives and Hedging". Under current guidance, derivative transactions are classified as either cash flow hedges or fair value hedges or they are not designated as hedging instruments. The Company designates each derivative instrument at the inception of the derivative transaction in accordance with this guidance. Information concerning each of the Company's categories of derivatives as of December 31, 2016 and 2015 is presented below.

Derivatives designated as cash flow hedges

During 2010, the Company entered into an interest rate swap agreement as part of the interest rate risk management process.  The swap was designated as a cash flow hedge intended to hedge the variability of cash flows associated with the Company’s trust preferred capital securities described in Note 19, “Subordinated Notes”.  The swap hedges the cash flow associated with the trust preferred capital notes wherein the Company receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 2.59% to the same counterparty.  The swap is calculated on a notional amount of $5.2 million.  The term of the swap is 10 years and commenced on October 23, 2010.  The Company has cash collateral reserved for this swap in the amount of $400,000 as of

December 31, 2016 and 2015, respectively. The swap was entered into with a counterparty that met the Company’s credit standards and the agreement contains collateral provisions protecting the at-risk party.  The Company believes that the credit risk inherent in the contract is not significant.

During 2013, the Company entered into an interest rate swap agreement as part of the interest rate risk management process.  The swap has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with the Company’s FHLB borrowings described in Note 7, “Borrowings”.  The swap hedges the cash flows associated with the FHLB borrowings wherein the Company receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 1.43% to the same counterparty.  The swap is calculated on a notional amount of $10 million.  The term of the swap is 5 years and commenced on November 25, 2013.  The Company has cash collateral reserved for this swap in the amount of $600,000 and $300,000 as of December 31, 2016 and 2015, respectively. The swap was entered into with a counterparty that met the Company’s credit standards and the agreement contains collateral provisions protecting the at-risk party.  The Company believes that the credit risk inherent in the contract is not significant.

Amounts receivable or payable are recognized as accrued under the terms of the agreement, with the effective portion of the derivative’s unrealized gain or loss recorded as a component of other comprehensive income (loss).  The ineffective portion of the unrealized gain or loss, if any, would be recorded in other expense.  The Company has assessed the effectiveness of the hedging relationship by comparing the changes in cash flows on the designated hedged item.  As a result of this assessment, there was no hedge ineffectiveness identified during 2016 and 2015. At December 31, 2014, $6,000 of hedge ineffectiveness identified for this interest rate swap and was classified as other operating expenses on the consolidated statements of income.

The amounts included in accumulated other comprehensive income (loss) as unrealized losses (market value net of tax) were $130,000 and $195,000 as of December 31, 2016 and 2015, respectively.

Information concerning the derivatives designated as a cash flow hedges at December 31, 2016 and 2015 is presented in the following tables:

	December 31, 2016
(Dollars in thousands)	Positions (#)	Notional Amount	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed - receive floating interest rate swap	1	$5,155	$—	$160	0.87%	2.59%	3.8
Pay fixed - receive floating interest rate swap	1	$10,000	$—	$38	0.60%	1.43%	2.0

	December 31, 2015
(Dollars in thousands)	Positions (#)	Notional Amount	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed - receive floating interest rate swap	1	$5,155	$—	$226	0.32%	2.59%	4.8
Pay fixed - receive floating interest rate swap	1	$10,000	$—	$71	0.23%	1.43%	3.0

Derivatives not designated as hedging instruments

Two-way client loan swaps
During the fourth quarter of 2014 and 2012, the Company entered into certain interest rate swap contracts that are not designated as hedging instruments. These derivative contracts relate to transactions in which we enter into an interest rate swap with a customer while at the same time entering into an offsetting interest rate swap with another financial institution. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on an identical notional amount at a fixed interest rate. At the same time, the Company agrees to pay the counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The transaction allows our clients to effectively convert a variable rate loan into a fixed rate loan. Because the Company acts as an intermediary for our customers, changes in the fair value of the underlying derivatives contracts offset each other and do not significantly impact our results of operations. The Company had no undesignated interest rate swaps at December 31, 2016 and December 31, 2015.

Certain additional risks arise from interest rate swap contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. We do not expect any counterparty to fail to meet its obligations.

Information concerning two-way client interest rate swaps not designated as either fair value or cash flow hedges is presented in the following table:

	December 31, 2016
(Dollars in thousands)	Positions (#)	Notional Amount	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed - receive floating interest rate swap	1	$3,508	$15	$—	1 month LIBOR plus 200 BP	3.90%	10.9
Pay fixed - receive floating interest rate swap	1	1,663	—	29	1 month LIBOR plus 180 BP	4.09%	7.9
Pay floating - receive fixed interest rate swap	1	3,508	—	15	3.90%	1 month LIBOR plus 200 BP	10.9
Pay floating - receive fixed interest rate swap	1	1,663	29	—	4.09%	1 month LIBOR plus 180 BP	7.9
Total derivatives not designated		$10,342	$44	$44

	December 31, 2015
(Dollars in thousands)	Positions (#)	Notional Amount (in thousands)	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed - receive floating interest rate swap	1	$3,760	$—	$21	1 month LIBOR plus 200 BP	3.90%	11.9
Pay fixed - receive floating interest rate swap	1	1,706	—	52	1 month LIBOR plus 180 BP	4.09%	8.9
Pay floating - receive fixed interest rate swap	1	3,760	21	—	3.90%	1 month LIBOR plus 200 BP	11.9
Pay floating - receive fixed interest rate swap	1	1,706	52	—	4.09%	1 month LIBOR plus 180 BP	8.9
Total derivatives not designated		$10,932	$73	$73

Rate Cap Transaction
At December 31, 2016, the Company had one derivative instrument in the form of an interest rate cap agreement with a notional amount of $10.0 million. The notional amount of the financial derivative instrument does not represent exposure to credit loss. The Company is exposed to credit loss only to the extent the counterparty defaults in its responsibility to pay interest under the terms of the agreement. The credit risk in derivative instruments is mitigated by entering into transactions with highly-rated counterparties that management believes to be creditworthy and by limiting the amount of exposure to each counterparty. We do not expect any counterparty to fail to meet its obligations.

The details of the interest rate cap agreement as of December 31, 2016 is summarized below:

December 31, 2016
(Dollars in thousands)
Notional Amount	Termination Date	3-Month LIBOR Strike Rate	Premium Paid	Unamortized Premium at December 31, 2016	Fair Value December 31, 2016	Cumulative Cash Flows Received
$10,000	September 8, 2018	2.00%	$70	$70	$9	$—

December 31, 2015
(Dollars in thousands)
Notional Amount	Termination Date	3-Month LIBOR Strike Rate	Premium Paid	Unamortized Premium at December 31, 2015	Fair Value December 31, 2015	Cumulative Cash Flows Received
$10,000	September 8, 2018	2.00%	$70	$70	$39	—

In the third quarter of 2015, the interest rate cap agreement was purchased to limit the Company's exposure to rising interest rates. Under the terms of the agreement, the Company paid a premium of $70,000 for the right to receive cash flow payments if 3-month LIBOR rises above the cap of 2.00%, thus effectively ensuring interest expense is capped at a maximum rate of 2.00% for the duration of the agreement. The interest rate cap agreement is a derivative not designated as a hedging instrument.

At December 31, 2016 and December 31, 2015, the total fair value of the interest rate cap agreement was $9,000 and $39,000, respectively. The fair value of the interest rate cap agreement is included in other assets on the Company's consolidated balance sheets. Changes in fair value are recorded in earnings in other operating expenses. During the years ended December 31, 2016 and December 31, 2015, $30,000 and $31,000 was recognized in other operating expenses, respectively.

The premium paid on the interest rate cap agreement will be recognized as a decrease in interest income over the duration of the agreement using the caplet method. From the date of inception and through December 31, 2016, no premium amortization was required.

Note 25.	Accumulated Other Comprehensive Income (Loss), Net

The following table presents information on changes in accumulated other comprehensive income for the periods indicated:

(Dollars in thousands)	Unrealized Gains (Losses) on Securities	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss), Net
Balance December 31, 2013	$261	$(29)	$232
Unrealized holding gains (net of tax, $1,979)	3,841	—	3,841
Reclassification adjustment (net of tax, $63)	(123)	—	(123)
Unrealized gains on interest rate swaps (net of tax, $82)	—	(160)	(160)
Reclassification adjustment (net of tax, $2)	—	4	4
Balance December 31, 2014	3,979	(185)	3,794
Unrealized holding losses (net of tax, $1,037)	(2,015)	—	(2,015)
Reclassification adjustment (net of tax, $48)	(92)	—	(92)
Unrealized gains on interest rate swaps (net of tax, $3)	—	(6)	(6)
Reclassification adjustment (net of tax, $2)	—	(4)	(4)
Balance December 31, 2015	1,872	(195)	1,677
Unrealized holding losses (net of tax, $1,091)	(2,116)	—	(2,116)
Reclassification adjustment (net of tax, $528)	(1,026)	—	(1,026)
Unrealized losses on interest rate swaps (net of tax, ($34))	—	65	65
Balance December 31, 2016	$(1,270)	$(130)	$(1,400)

The following table presents information related to reclassifications from accumulated other comprehensive income (loss):

Details about Accumulated Other Comprehensive Income (Loss)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)			Affected Line Item in the Consolidated Statements of Income

(Dollars in thousands)	2016	2015	2014
Securities available for sale (1):
Net securities gains reclassified into earnings	$(1,554)	$(140)	$(186)	Gains on sales of securities available for sale, net
Related income tax expense	528	48	63	Income tax expense
Derivatives (2):
(Gain) loss on interest rate swap ineffectiveness	—	(6)	6	Other operating expense
Related income tax benefit	—	2	(2)	Income tax expense
Net effect on accumulated other comprehensive income (loss) for the period	(1,026)	(96)	(119)	Net of tax
Total reclassifications for the period	$(1,026)	$(96)	$(119)	Net of tax
(1)    For more information related to unrealized gains on securities available for sale, see Note 2, "Securities".
(2)    For more information related to unrealized losses on derivatives, see Note 24, "Derivatives".

Note 26.	Other Real Estate Owned ("OREO")

At December 31, 2016 and 2015, OREO balances were $5.1 million and $3.3 million, respectively. OREO is primarily comprised of residential properties and non-residential properties, and are located primarily in the state of Virginia. Changes in the balance for OREO, net of valuation allowances, are as follows:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Balance at the beginning of year, net	$3,345	$4,051
Transfers from loans, net	2,645	287
Purchased loans	40	—
Sales proceeds	(713)	(814)
Gain (loss) on disposition	66	(100)
Less valuation adjustments	(310)	(79)
Balance at the end of year, net	$5,073	$3,345

Net expenses applicable to OREO, were $363,000, $284,000 and $256,000 as of December 31, 2016, 2015 and 2014, respectively.

The major classifications of OREO in the consolidated balance sheets at December 31, 2016 and 2015 were as follows:

(Dollars in thousands)	December 31, 2016	December 31, 2015
Real estate loans:
Construction	$946	$853
Secured by 1-4 family residential	3,767	1,958
Other real estate loans	360	534
Total real estate loans	$5,073	$3,345

At December 31, 2016, the Company had no consumer mortgage loan secured by residential real estate for which foreclosure was in process. At December 31, 2015, the Company had one consumer mortgage loan secured by residential real estate for which foreclosure was in process. The amount of this loan was $533,000 at December 31, 2015.

Note 27.	Low Income Housing Tax Credits

The Company invested in four separate housing equity funds at December 31, 2016 and 2015, respectively. The general purpose of these funds is to encourage and assist participants in investing in low-income residential rental properties located in the Commonwealth of Virginia, develop and implement strategies to maintain projects as low-income housing, deliver Federal Low

Income Housing Credits to investors, allocate tax losses and other possible tax benefits to investors, and to preserve and protect project assets. The investments in these funds are accounted for using the equity method and are recorded as other assets on the consolidated balance sheets. These investments totaled $8.4 million and $9.0 million at December 31, 2016 and 2015, respectively. The expected terms of these investments and the related tax benefits run through 2033. The net benefit recognized as a component of income tax expense related to tax credits and other tax benefits during the years ended December 31, 2016, 2015 and 2014 were $408,000, $120,000 and $211,000, respectively, related to these investments. Total projected tax credits to be received for 2016 are $441,000, which is based on the most recent quarterly estimates received from the funds. Additional capital calls expected for the funds totaled $8.2 million and $9.3 million at December 31, 2016 and 2015, respectively, and are included in other liabilities on the consolidated balance sheets.